Exhibit 4.32

SECOND AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is made and dated as of December 10, 2021 among ARCOS DORADOS HOLDINGS INC., a a company incorporated under the laws of the British Virgin Islands (the “Borrower”), certain subsidiaries of the Borrower as guarantors (the “Guarantors”), and JPMORGAN CHASE BANK, N.A., as lender (the “Lender”) and amends that certain Amended and Restated Credit Agreement dated as of December 11, 2020, among the Borrower, the Guarantors and the Lender (as may be further amended or modified from time to time, the “Credit Agreement”).
R E C I T A L S
WHEREAS, the Borrower, the Guarantors and the Lender have agreed, subject to the terms and conditions hereinafter set forth, to amend the Credit Agreement as set forth below.
NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Terms. All terms used herein shall have the same meanings as in the Credit Agreement unless otherwise defined herein.
2.Amendment. Upon the occurrence of the Second Amendment Effective Date (as defined in Section 4 below), the Credit Agreement is hereby amended as follows:
(a) Section 1.1 of the Agreement (“Defined Terms”) is hereby amended by deleting the following defined terms therefrom: “Benchmark Replacement Adjustment”, “Impacted Interest Period”, “Interpolated Rate”, “ISDA Definitions”, “LIBOR Cessation Event”, “LIBO Rate”, “LIBO Screen Rate”, “Relevant Governmental Body”, “Term SOFR Transition Conditions”,
(b) Section 1.1 of the Agreement (“Defined Terms”) is hereby further amended by adding the following defined terms thereto in alphabetical order:
“Adjusted Daily Simple SOFR” means, with respect to any Daily Simple SOFR Loan for any day (such day, a “DSS Loan Day”), an interest rate per annum equal to (a) the Daily Simple SOFR for such DSS Loan Day, plus (b) the SOFR Adjustment; provided that if the Adjusted Daily Simple SOFR as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Adjusted Term SOFR” means, with respect to any Term SOFR Loan for any Interest Period, an interest rate per annum equal to (a) the Term SOFR for such Interest Period, plus (b) applicable SOFR Adjustment; provided that if the Adjusted Term SOFR would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“SOFR Adjustment” means 0.10%.
“SOFR Cessation Event” means the occurrence of one or more of the following events with respect to the Term SOFR Reference Rate or SOFR: (1) a public statement or publication of information by or on behalf of the Term SOFR Administrator or the SOFR Administrator, as applicable, announcing that such administrator has ceased or will cease to provide the Term SOFR Reference Rate for all available tenors or SOFR, permanently or indefinitely, with no successor administrator having been appointed to provide such rate at such time; (2) a public statement or publication of information by the regulatory supervisor for the Term SOFR Administrator, the Board of Governors of the Federal Reserve System, the NYFRB, the Term SOFR Administrator, an insolvency official with jurisdiction over the Term SOFR Administrator, a resolution authority with jurisdiction over the Term SOFR Administrator or a court or an entity with similar insolvency or resolution authority over the Term SOFR Administrator, in each case which states that the Term SOFR Administrator has ceased or will cease to provide the Term SOFR Reference Rate for all available tenors permanently or indefinitely, with no successor administrator having been appointed to provide such Term SOFR Reference Rate at such time; or (3) a public statement or publication of information by the regulatory supervisor for the Term SOFR Administrator announcing that the Term SOFR Reference Rate for all available tenors are no longer, or as of a specified future date will no longer be, representative.
    “Term SOFR” means, with respect to any Term SOFR Loan for any Interest Period, the Term SOFR Reference Rate published by the Term SOFR Administrator at approximately 5:00 a.m. (Chicago time) on the day (such day, the “Term SOFR Determination Day”) that is two (2) Treasury Securities Business Days prior to the first day of such Interest Period; provided that if the applicable Term SOFR Reference Rate has not been published by the Term SOFR Administrator as of 5:00 p.m. (New York City time) on such Term SOFR Determination Day, then Term SOFR will be the Term SOFR Reference Rate published by the Term SOFR Administrator on the first preceding Treasury Securities Business Day for which such Term SOFR Reference Rate was published by the Term SOFR Administrator, so long as such first preceding Treasury Securities Business Day is not more than five (5) Treasury Securities Business Days prior to such Term SOFR Determination Day. If the Lender determines that such Term SOFR Reference Rate shall not be available in the manner described above for any reason, such Term SOFR Loan shall be converted to a Daily Simple SOFR Loan on the first day of such Interest Period, and the Lender will provide prompt notice thereof to the Borrower.

“Term SOFR Reference Rate” means, for any date and time, with respect to any Term SOFR Loan for any Interest Period, the “CME Term SOFR Reference Rate” for a tenor comparable to such Interest Period and as administered by the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion, or any other entity that takes over the administration of such rate, the “Term SOFR Administrator”) and available on its website, currently at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html, and as displayed on such day and at such time, or any appropriate screen page of any information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion.
“Treasury Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
(c) Section 1.1 of the Agreement (“Defined Terms”) is hereby further amended by amending and restating the defined terms “Base Rate”, “Breakage Costs”, “Business Day”, “Daily Simple SOFR”, “Fee Letter”, “Guarantor”, “Interest Payment Date”, “Interest Period”, “Maturity Date”, and “SOFR” in their entirety as follows:
    “Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR for a one-month Interest Period for such day (as if such day were the first day of such one-month Interest Period for a Term SOFR Loan) plus 1%. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB

Rate or the Adjusted Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR, respectively; provided that if the Base Rate as so determined would be less than 1%, such rate shall be deemed to be 1% for purposes of this Agreement. If the Base Rate is being used as an alternate rate of interest because SOFR is not available as described in Section 2.6(a), then the Base Rate shall mean the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
    “Breakage Costs” means an amount determined by the Lender in good faith to be sufficient to compensate the Lender for (i) any failure by the Borrower to borrow a SOFR Based Loan on the date specified in the relevant Borrowing Notice or (ii) any payment of a SOFR Based Loan prior to its stated maturity (by reason of acceleration or otherwise) or the relevant Interest Payment Date therefor. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive for any loss, cost or expense attributable to any such event shall be delivered to the Borrower and shall be conclusive absent manifest error.
    “Business Day” means any day on which commercial banks are not authorized or required to close in New York City.
“Daily Simple SOFR” means, with respect to any Daily Simple SOFR Loan for any DSS Loan Day, a rate per annum equal to SOFR for the day (such day “SOFR Lookback Date”) that is five (5) Treasury Securities Business Days prior to (i) if such DSS Loan Day is a Treasury Securities Business Day, such DSS Loan Day or (ii) if such DSS Loan Day is not a Treasury Securities Business Day, the Treasury Securities Business Day immediately preceding such DSS Loan Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. If, for any DSS Loan Day, SOFR in respect of the applicable SOFR Lookback Date has not been published on the SOFR Administrator’s Website by 5:00 p.m. (New York City time) on the next Treasury Securities Business Day immediately following such SOFR Lookback Date, then, such Daily Simple SOFR Loan shall be converted to a Base Rate Loan on such DSS Loan Day, and the Lender will provide prompt notice thereof to the Borrower.
“Fee Letter” means that certain Upfront Fee Letter dated as of December 11, 2020 and, individually and collectively, as the context may require, each other “Upfront Fee Letter” between the Lender and the Borrower executed and delivered subsequent to such date.
“Guarantor” means Arcos Dourados Comércio de Alimentos S.A., ADCR Inmobiliaria S.A., Arcos Dorados Costa Rica ADCR, S.A., Arcos Dorados Panamá, S.A., Sistemas MCopco Panamá, S.A. Inc., Arcos Dorados Puerto Rico, LLC, Golden Arch Development LLC and each Additional Guarantor.
“Interest Payment Date” means for any Loan, each day occurring after such Loan is made as follows: (i) for any Base Rate Loan, the last Business Day of each March, June, September and December; (ii) for any Term SOFR Loan, the last day of the relevant Interest Period, or if such relevant Interest Period is longer than three (3) months, at three (3)-month intervals; (iii) for any Daily Simple SOFR Loan, at one (1)-month intervals; (iv) for any amount accruing interest upon an Event of Default as set forth in Section 2.6(b), on demand; and (v) for any accrued and unpaid amount (other than the amount described in clause (iv)), upon maturity and any repayment.

“Interest Period” means, with respect to any Term SOFR Loan, the period commencing on the date of such loan and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (subject to availability of the relevant Term SOFR Reference Rate for a comparable tenor); provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.
“Maturity Date” means December 12, 2022.
“SOFR” means, with respect to any Treasury Securities Business Day, a rate per annum equal to the secured overnight financing rate for such Treasury Securities Business Day published by the NYFRB (in its capacity as administrator of such rate, or a successor administrator thereof, the “SOFR Administrator”) on its website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time (the “SOFR Administrator’s Website”).
(d) Section 2.2(a) of the Agreement is hereby amended and restated in its entirety to read as follows:
“(a) The Borrower may: (a) borrow under the Commitment or convert a Loan to another type of Loan by giving the Lender irrevocable notice by 11:00 a.m. New York City time in the form of Exhibit A (when submitted for a new borrowing, a “Borrowing Notice,” and when submitted for converting a Loan, an “Interest Election Request”) hereto in the case of (i) a Base Rate Loan on the same Banking Day of, (ii) a Term SOFR Loan at least three (3) Treasury Securities Business Days prior to and (iii) a Daily Simple SOFR Loan at least five (5) Treasury Securities Business Days prior to the funding date of, or the conversion date into, such Loan; or (b) continue a Term SOFR Loan with a new Interest Period (that may be the same or a different tenor from the then current Interest Period), by giving the Lender irrevocable notice by 11:00 a.m. New York City time at least three (3) Treasury Securities Days prior to the start of the next Interest Period in the form of Exhibit A hereto (when submitted for such purpose, an “Interest Period Election”). If the Borrower requests a Term SOFR Loan pursuant to clause (a) but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If the Borrower fails to deliver a timely Interest Period Election pursuant to clause (b) above with respect to any Term SOFR Loan prior to the end of the Interest Period applicable thereto, then the Borrower shall be deemed to have selected an Interest Period of the same duration as the then current Interest Period for the next Interest Period.
(e) Section 2.5(a) of the Agreement is hereby amended and restated in its entirety to read as follows:
“(a) The Borrower shall have the right to prepay, without premium or penalty, all or any portion of the Loans by giving the Lender irrevocable notice by 11:00 a.m. New York City time, in the case of (i) a Base Rate Loan, on the same Banking Day of, (ii) a Term SOFR Loan, at least three (3) Treasury Securities Business Days prior to, and (iii) a Daily Simple SOFR Loan, at least five (5) Treasury Securities Business Days prior to, the prepayment of such Loan.”

(f) Section 2.6(a) and Section 2.6(c) of the Agreement are hereby amended and restated in their entirety to read as follows:
“(a) Except as otherwise provided in Clause (b) below or Sections 2.9 and 2.11, each Loan shall bear interest, as selected by the Borrower at the time of the Borrowing Notice, at (i) the Base Rate plus the Applicable Margin (such loan, a “Base Rate Loan”), (ii) the Adjusted Term SOFR plus the Applicable Margin (such loan, a “Term SOFR Loan”) or (iii) the Adjusted Daily Simple SOFR plus the Applicable Margin (such loan, a “Daily Simple SOFR Loan,” together with Term SOFR Loans, collectively, “SOFR Based Loans”). Term SOFR Loans shall be available for Interest Periods of one (1), three (3), or six (6) months; provided that no Interest Period may extend beyond the Maturity Date, the date on which all Loans shall finally mature. Interest shall be payable on the relevant Interest Payment Date. Borrower understands and acknowledges that Term SOFR Loans could in the future be discontinued or become the subject of regulatory reform. With respect to any Term SOFR Loan made hereunder, in the event the Term SOFR Reference Rate is not available for the relevant Interest Period in the manner described in the definition of “Term SOFR” hereunder, such Term SOFR Loan shall be converted into a Daily Simple SOFR Loan. With respect to any Daily Simple SOFR Loan outstanding, in the event SOFR is not available for the relevant DSS Loan Day in the manner described in the definition of “Daily Simple SOFR” hereunder, such Daily SOFR Loan shall be converted into a Base Rate Loan. In addition, upon occurrence of a SOFR Cessation Event, Section 2.9(b) provides a mechanism for determining an alternative rate of interest. The Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced, or have the same volume or liquidity as did any existing interest rate prior to its discontinuance, unavailability and/or replacement. The Borrower acknowledges and agrees that the Lender and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any successor or alternative rate and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.”
“(c) Interest shall be calculated on the basis of a year of 365 days (or 366 days in the case of a leap year) (in the case of Base Rate Loans when based upon the Prime Rate) and 360 days in all other cases and, in each case for the actual days elapsed.”
(g) Section 2.9 (“Inability to Determine Interest Rate”) and Section 2.11 (“Illegality”) of the Agreement re hereby amended and restated in their entirety to read as follows:
“Section 2.9    Unavailability. (a) If the Lender determines (which determination shall be conclusive absent manifest error) (i) prior to the commencement of any Interest Period for a Term SOFR Loan or (ii) on any DSS Loan Day for a Daily Simple SOFR Loan, that the Adjusted Term SOFR for such Interest Period or the Adjusted Daily Simple SOFR for such DSS Loan Day will not adequately and fairly reflect the cost to the Lender of making or maintaining such SOFR Based Loan, then the Lender shall give notice thereof to the Borrower by telephone or telecopy as promptly as practicable and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, (x) any request to convert a Base Rate Loan to, or continue a Term SOFR Loan as, a Term SOFR Loan shall be ineffective and (y) if any request for a Loan under Section 2.2(a) requests a Term SOFR Loan, such Loan shall be made, instead, as a Daily Simple SOFR Loan, so long as the Adjusted Daily Simple SOFR is not subject to this clause. If Adjusted Daily Simple SOFR is also affected under this clause, (x) any request to convert a Loan to or continue a Loan as a SOFR Based Loan shall be ineffective and (y) if any request for a Loan under Section 2.2(a) requests a SOFR Based Loan, such Loan will be made instead as a Base Rate Loan or at a rate offered by the Lender in its sole discretion and accepted by the Borrower.
(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a SOFR Cessation Event has occurred, then the Lender and the Borrower shall endeavor to establish an alternate rate of interest to the Term SOFR or SOFR as applicable that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated and/or bilateral loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that, if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Until an alternate rate of interest is determined in accordance with this clause (c), (x) any request to convert a Base Rate Loan to, or continue a Term SOFR Loan as a Term SOFR Loan shall be ineffective and (y) if any request for a Loan under Section 2.2(a) requests a Term SOFR Loan, such Loan shall be made, instead, as a Daily Simple SOFR Loan, so long as the Adjusted Daily Simple SOFR is not subject to this clause. If Adjusted Daily Simple SOFR is also affected under this clause, (x) any request to convert a Loan into or continue any SOFR Based Loan shall be ineffective and (y) if any request for a Loan under Section 2.2(a) requests a SOFR Based Loan, such Loan will be made instead as a Base Rate Loan or at a rate offered by the Lender in its sole discretion and accepted by the Borrower. For avoidance of doubt, if some tenors for the Term SOFR Reference Rate become unavailable prior to a SOFR Cessation Event, those comparable Interest Periods will no longer be available for selection by the Borrower.”
(h) Section 2.11 of the Agreement is hereby amended and restated in its entirety to read as follows: “Section 2.11    [Reserved.]”
(i) Section 2.13(a)(i) and Section 2.13(a)(ii) of the Agreement are hereby amended and restated in their entirety to read as follows:
“(i) does or shall impose, modify or hold applicable any reserve, special deposit or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, any office of the Lender which are not otherwise included in the determination of any applicable interest rate hereunder; or
(ii) does or shall impose on the Lender any other condition affecting this Agreement or the Loans;”
    (j) Sections 5.7 and 6.6 of the Agreement are hereby deleted in their entirety.

(k) Sections 6.1(u) and 6.1(v) of the Agreement are hereby amended and restated in their entirety to read as follows:
“(u)    Liens securing an amount of Indebtedness outstanding at any one time not to exceed the greater of (i) U.S.$50,000,000 (or the equivalent thereof in other currencies) or (ii) 7.5% of Consolidated Total Assets;
(v)    Liens on the Capital Stock of any Subsidiary (other than any Material Subsidiary);”
(l) Section 6.5 of the Agreement (“Consolidated Net Indebtedness to EBITDA Ratio”) is hereby amended and restated in its entirety to read as follows:
“Section 6.5    Consolidated Net Indebtedness to EBITDA Ratio. Permit the Consolidated Net Indebtedness to EBITDA Ratio, as of the last day of any fiscal quarter of the Borrower, to equal or exceed 3.0 to 1.0, as of the last day of the fiscal quarter.”
    (m) Exhibit A of the Agreement is hereby amended and restated in its entirety by replacing it with Exhibit A attached hereto.
3.Representations and Warranties. As of the date hereof and as of the Second Amendment Effective Date, the Loan Parties hereby represent and warrant to the Lender that (a) the representations and warranties set forth in Article III of the Agreement are true and correct as of each such date, (b) no event has occurred and is continuing, or would result from the execution and delivery to the Lender of this Amendment, that constitutes a Default or Event of Default, and (c) the execution, delivery and performance of this Amendment by the Loan Parties have been duly authorized by all necessary action and that this Amendment is a legal, valid and binding obligation of the Loan Parties party hereto, enforceable in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws.
4.Conditions to Effectiveness. This Amendment shall become effective as of the date hereof (the “Second Amendment Effective Date”) when each of the following conditions is satisfied (or waived in writing by the Lender):
(a) each of the Lender, the Borrower and each Guarantor shall have received this Amendment duly executed and delivered by or on behalf of each of the other parties hereto;
(b) the Borrower shall have duly executed and delivered to the Lender the Fee Letter dated on or about the date hereof;
(c) the Lender shall have received
(i) updated certificates from the Borrower and the Guarantors satisfying the requirements set forth in Sections 4.1(b) and (d) of the Agreement, except that all references therein to the “A&R Effective Date” shall be deemed to be to the Second Amendment Effective Date, and
(ii) evidence that a process agent shall have accepted appointment to receive service of process on behalf of the Borrower and each Guarantor, in form and substance reasonably satisfactory to the Lender; and
(d) the Borrower shall have paid any and all fees and other amounts due and payable on or before the Second Amendment Effective Date by the Borrower to the Lender to the extent invoiced to the Borrower prior to the Second Amendment Effective Date.

5.Miscellaneous.
1.1Effectiveness of the Credit Agreement and other Loan Documents. Except as hereby expressly amended, the Loan Documents shall each remain in full force and effect, are hereby ratified and confirmed in all respects on and as of the date hereof, and each Loan Party hereby reaffirms its obligations thereunder.
1.2Loan Document. This Amendment is a Loan Document.
1.3Counterparts. This Amendment may be executed in any number of counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment.
1.4Governing Law; Jurisdiction. Section 9.10 (“Governing Law; Jurisdiction”) of the Credit Agreement shall apply mutatis mutandis to this Amendment.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.
ARCOS DORADOS HOLDINGS INC.,
as Borrower

By:	/s/ Mariano Tannenbaum
Name: Mariano Tannenbaum
Title: Chief Financial Officer

ARCOS DOURADOS COMERCIO DE ALIMENTOS S.A.
(formerly known as Arcos Dourados Comercio de Alimentos Ltda.), as a Guarantor

By:	/s/ Mariano Tannenbaum
Name: Mariano Tannenbaum
Title: Chief Financial Officer

ADCR INMOBILIARIA S.A.,
as a Guarantor

By:	/s/ Mariano Tannenbaum	/s/ Marcelo Rabach
	Name: Mariano Tannenbaum	Marcelo Rabach
	Title: Chief Financial Officer	Chief Executive Officer

ARCOS DORADOS COSTA RICA ADCR, S.A.,
as a Guarantor

By:	/s/ Mariano Tannenbaum	/s/ Marcelo Rabach
	Name: Mariano Tannenbaum	Marcelo Rabach
	Title: Chief Financial Officer	Chief Executive Officer

ARCOS DORADOS PANAMÁ, S.A.,
as a Guarantor

By:	/s/ Mariano Tannenbaum	/s/ Marcelo Rabach
	Name: Mariano Tannenbaum	Marcelo Rabach
	Title: Chief Financial Officer	Chief Executive Officer

SISTEMAS MCOPCO PANAMÁ, S.A.,
as a Guarantor

By:	/s/ Mariano Tannenbaum	/s/ Marcelo Rabach
	Name: Mariano Tannenbaum	Marcelo Rabach
	Title: Chief Financial Officer	Chief Executive Officer
ARCOS DORADOS PUERTO RICO, LLC,
as a Guarantor

By:	/s/ Mariano Tannenbaum
Name: Mariano Tannenbaum
Title: Chief Financial Officer

GOLDEN ARCH DEVELOPMENT LLC,
as a Guarantor

By:	/s/ Mariano Tannenbaum
Name: Mariano Tannenbaum
Title: Chief Financial Officer

LENDER:
JPMORGAN CHASE BANK, N.A.,
as Lender

By:	/s/ Maurice Dattas
Name: Maurice Dattas
Title: Vice President

Exhibit A
Form of
Borrowing Notice

EXHIBIT A
FORM OF BORROWING NOTICE
JPMorgan Chase Bank, N.A.
Loan Services/Deal Management Team
500 Stanton Christiana Road, Ops 2, Floor 03
Newark, DE, 19713
United States of America
Date of this Notice: [Month] [  ], 20__

Attention: Account Manager: [Name] Phone: +1 [xxx xxx xxxx] Facsimile: +1 [xxx xxx xxxx] E-mail: [address]	Backup Account Manager: [Name] Phone: 1 [xxx xxx xxxx] Facsimile: +1 [xxx xxx xxxx] E-mail: [address]

Re: Notice under the Amended and Restated Credit Agreement
Ladies and Gentlemen:
Reference is hereby made to that certain Amended and Restated Credit Agreement dated as of December 11, 2020, among JPMorgan Chase Bank, N.A. (“Lender”), Arcos Dorados Holdings Inc. (the “Borrower”), and certain subsidiaries of the Borrower as “Guarantors” (as amended, extended, supplemented or otherwise modified through the date hereof, the “Agreement”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in the Agreement.
Pursuant to Section 2.2(a) of the Agreement, Borrower hereby irrevocably requests:

(Please select one)
☐    a new Loan (and this notice constitutes a Borrowing Notice)
☐    a conversion of an outstanding Loan (and this notice constitutes an Interest Election Request)
☐    continuation of a Term SOFR Loan with a new Interest Period (and this notice constitutes an Interest Period Election)

as specified below:

Outstanding Loan ☐ Not applicable (this is a new Loan)		New or resulting Loan
Amount:	U.S.$ [Amount]	Amount:	☐ U.S.$ [Amount] ☐ Same as the Outstanding Loan
Date of initial funding:	[Date]	Date of funding, conversion, or continuation:	[Date]*** (a Banking Day)
Type:	☐ a Base Rate Loan ☐ a Term SOFR Loan with current Interest Period of: ☐ 1 month ☐ 3 months ☐ 6 months ☐ a Daily Simple SOFR Loan	Type:	☐ a Base Rate Loan ☐ a Term SOFR Loan with an Interest Period of: ☐ 1 month ☐ 3 months ☐ 6 months ☐ a Daily Simple SOFR Loan

*** No earlier than: (i) two (2) Treasury Securities Business Days in the case of a Term SOFR Loan; and (ii) five (5) Treasury Securities Business Days in the case of a Daily Simple SOFR Loan, in each case, after the date of this Borrowing Notice.
In the case of a new Loan, the undersigned hereby (i) certifies that the conditions specified in Section 4.2 of the Agreement have been satisfied and that, after giving effect to the Loan requested hereby, the aggregate amount of the Loans outstanding shall not exceed the Aggregate Commitment Amount and (ii) directs the Bank to disburse the proceeds of the Loan on the Borrowing Date to the following account:

Name of the Bank:	[Name of the Bank]
Account Name:	[Borrower Name]
ABA Number:	[ABA Number]
Account Number:	[Account Number]

Very truly yours,
ARCOS DORADOS HOLDINGS INC.

By
Name:
Title:

[	By		]
[		Name:	]
[		Title:	]

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